SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.


                                   FORM U-57/A

                 NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                        Filed under Section 33(a) of the

             Public Utility Holding Company Act of 1935, as amended
                                (the "1935 Act")




                              Plantas Eolicas, S.A.

                             -----------------------
                        (Name of Foreign Utility Company)





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         Pursuant  to  instruction  number  four to Form U-57,  Notification  of
Foreign Utility Company Status, Charter Oak Energy, Inc., a wholly owned subsidiary of Northeast Utilities, on behalf of Plantas Eolicas, S.A., a Costa Rican company that owns and operates a power generation facility in Costa Rica, hereby notifies the Securities and Exchange Commission that Plantas Eolicas, S.A. no longer requires Foreign Utility Company status with respect to ownership by Northeast Utilities and its subsidiaries. Northeast Utilities and Charter Oak Energy, Inc. sold their direct and indirect interest in Plantas Eolicas, S.A.
on May 5, 1998 to an unaffiliated party.




                                    Signature


         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                              /s/ Sheri E. Bloomberg
                                     By:      Sheri E. Bloomberg
                                              LeBoeuf, Lamb, Greene &
                                                       MacRae, L.L.P.
                                              A Partnership Including
                                                       Professional Corporations
                                              125 West 55th Street
                                              New York, NY  10019

                                              Attorney for Charter Oak
                                                       Energy, Inc.


Date: May 27, 1998